UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 18, 2005

TRW Automotive Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31970	81-0597059

(Commission File Number)	(IRS Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150

(Address of Principal Executive Offices)	(Zip Code)

(734) 855-2600

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A is being filed by TRW Automotive Holdings Corp. (the “Company”) to finalize the costs expected to be incurred as first reported in the Form 8-K filed by the Company on January 21, 2005, as described below.

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On January 21, 2005, the Company filed a Report on Form 8-K reporting that a subsidiary of the Company had announced the planned closure of its Burgos, Spain manufacturing facility, and that the Company expected to incur cash restructuring charges in 2005 relating to severance, retention and outplacement services of, at a minimum, approximately $15 million. Those costs were subject to negotiation with the works council and affected employees and had not been finalized at the time the Company filed its previous Form 8-K.

On June 18, 2005, members of the affected workforce voted to approve a proposal negotiated between the works council and the Company. On July 18, 2005, the Company received notice of final approval of the closure plan from the appropriate government agency. Under the approved arrangement, pre-tax cash restructuring charges relating to severance, retention and outplacement services will total approximately $31 million. The facility will be closed in the third quarter of fiscal 2005, and as such, the cash restructuring charges previously expected to be incurred in the second quarter will now be reflected in the Company’s third quarter financial results.

In addition, the Company recorded asset impairment charges of approximately $2 million in the second quarter of 2005 related to this facility.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits.

Exhibit No.	Description
99.1	Press release of TRW Automotive Holdings Corp. dated July 19, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.
Dated: July 19, 2005	By:	/s/ Joseph S. Cantie
Joseph S. Cantie
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
99.1	Press release of TRW Automotive Holdings Corp. dated July 19, 2005.